Exhibit 21


                    SUBSIDIARIES OF UNION COMMUNITY BANCORP


Subsidiaries of Union Community Bancorp

                  Name                             Jurisdiction of Incorporation
------------------------------------------         -----------------------------
Union Federal Savings and Loan Association                   Federal
             UFS Service Corp                                Indiana
             MSA Service Corp                                Indiana